Franklin Financial Network Announces Termination Of Memorandum Of Understanding

FRANKLIN, Tenn., Jan. 15, 2019 /PRNewswire/ -- Franklin Financial Network, Inc. (NYSE: FSB), the parent company of Franklin Synergy Bank (the "Bank"), today announced that its banking regulators have terminated, effective as of January 14, 2019, the Memorandum of Understanding (the "MOU") previously entered into with the Bank in November 2016.

"Following the Bank's entry into the MOU, management has been actively implementing plans and processes to comply with the MOU's requirements," said Richard Herrington, the Company's Chairman, President, and Chief Executive Officer. "We are very pleased that our regulators have recognized the improvements we have accomplished, resulting in the termination of the MOU. Going forward, we will continue to focus on our three long-term strategic goals of soundness, growth and profitability."

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This media release contains forward-looking statements. Such statements include, but are not limited to, our long-term strategic goals. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will," "strategies" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Risks and uncertainties that could cause the corporation's actual results to materially differ from those described in forward-looking statements include those discussed in Item 1A of the corporation's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 16, 2018. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

About the Company
Franklin Financial Network, Inc. (NYSE: FSB) is a financial holding company headquartered in Franklin, Tennessee. The Company's wholly owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $4.17 billion at September 30, 2018, the Bank currently operates through 15 branches and one loan production office in the growing Williamson, Rutherford and Davidson Counties, all within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, the FTSE Russell 2000 Index and the S&P SmallCap 600 Index, is available at www.FranklinSynergyBank.com.

Contact: Chris Black EVP, Chief Financial Officer (615) 721-6096 chris.black@franklinsynergy.com